UNITED STATES                  OMB APPROVAL
                      SECURITIES AND EXCHANGE COMMISSION   OMB NUMBER: 3235-0058
                                 Washington, D.C. Average estimated burden hours
                                                     per response...........2.50
                                   FORM 12B-25
                                                             SEC FILE NUMBER
                         NOTIFICATION OF LATE FILING              0-15224

(Check one):   X    Form 10-K      Form 11-K      Form 20-F     Form 10-Q
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                    Form N-SAR
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         For Period Ended:       June 30, 2000
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Read  Instructions (on back page) Before  Preparing Form.  Please Print or Type.
Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION
ADVANCE DISPLAY TECHNOLOGIES, INC.
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Full Name of Registrant

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Former Name if Applicable
7334 So. Alton Way, Building 14, Suite F

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Address of Principal Executive Officer (Street and Number)
Englewood, CO 80112
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c) If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

              (  (a)   The reasons described in reasonable detail in Part III
                       of this form could not be eliminated without unreasonable
                       effort or expense;
     X        (  (b)   The subject annual report or semi-annual report/portion
  -------              thereof will be filed on or before the fifteenth
                       calendar day following the prescribed due date or the
                       subject quarterly report will be filed on or before the
                       fifth calendar day following the prescribed due date; and
              (  (c)   The accountant's statement or other exhibit required by
                       Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

The Company and its accountants need additional time to finalize and analyze its financial statements and prepare Management's Discussion and Analysis of Financial Condition and Results of Operations.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification

       David J. Babiarz, Esq.                 (303)            779-5900
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            (Name)                         (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no,
     identify report(s).     X  yes       no

Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings
statements to be included in the subject report or portion thereof?  yes    X no

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                       Advance Display Technologies, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       9/29/00                         By:  /s/ Matthew W. Shankle
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                                            Matthew W. Shankle, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001)


                              GENERAL INSTRUCTIONS

1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of public record in the Commissions files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notification must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amendment notification.